Exhibit 10.4

Execution Version

Raymond James Bank	Stifel Bank & Trust
CONFIDENTIAL
June 9, 2023

Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, VT 05701
Attention: Edmond R. Coletta, Chief Financial Officer

Commitment Letter
Up to $200 Million Unsecured Bridge Facility and related transactions

Ladies and Gentlemen:

You have advised Raymond James Bank (“Raymond James”) and Stifel Bank & Trust (“Stifel Bank” and, together with Raymond James, “we”, “us” or the “Commitment Parties”) that Casella Waste Systems, Inc., a Delaware corporation (“you” or the “Company”) intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms”), and the Summary of Additional Conditions attached hereto as Exhibit C (the “Conditions Exhibit” and, together with this commitment letter, the Transaction Description, the Summary of Terms, collectively, this “Commitment Letter”).
1.Commitments; Roles; Etc. In connection with the foregoing, and subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit:
(a) (i) Raymond James is pleased to advise you of its commitment to provide $105,000,000 of the principal amount of the Bridge Facility and (ii) Stifel Bank is pleased to advise you of its commitment to provide $95,000,000 of the principal amount of the Bridge Facility. It is understood and agreed that (x) none of the Commitment Parties shall be relieved, released or novated from its respective obligations hereunder, including its respective obligation to fund the Bridge Facility and its respective commitments in respect thereof, in connection with any syndication, assignment or participation of the Bridge Facility, until after the date on which the Acquisition is consummated (the “Closing Date”), (y) no assignment or novation shall become effective with respect to all or any portion of the respective commitments of any Commitment Party in respect of the Bridge Facility until after the Closing Date (after giving effect to any funding of the Bridge Facility on such date), and (z) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its respective commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until immediately after the Closing Date (after giving effect to any funding of the Bridge Facility on such date); provided that, notwithstanding the foregoing, the parties hereto acknowledge and agree that the commitments of the Commitment Parties to the Bridge Facility will be reduced in the manner provided under the “MANDATORY COMMITMENT REDUCTION AND PREPAYMENT” section of the Summary of Terms.

(b) In connection with the foregoing, you hereby confirm the engagement of (i) Raymond James and Stifel Nicolaus & Company Incorporated (“Stifel Nicolaus” and together with Stifel Bank, “Stifel”) to act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”) subject to the terms and conditions set forth in this Commitment Letter and (ii) Raymond James to act as the sole administrative agent in respect of the Bridge Facility (the “Administrative Agent”). Raymond James will have “left” placement in any and all marketing materials and documentation used in connection with the Bridge Facility and have responsibilities typically associated with “left” placement, including maintaining sole physical books in respect of the Bridge Facility. Stifel will have “right’ placement in any and all marketing materials and documentation used in connection with the Bridge Facility and have responsibilities typically associated with “right” placement. You agree that no other agents, co-agents, arrangers or bookrunners would be appointed and no other titles would be awarded in connection with Bridge Facility unless agreed to by you and the Lead Arrangers.
(c) You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier of the Closing Date or the termination of this Commitment Letter in accordance with Section 15, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Bridge Facility or any other similar senior unsecured financing (other than (A) any Excluded Debt, and (B) any indebtedness of the Seller and its subsidiaries not prohibited from being incurred or remaining outstanding under the Purchase Agreement), in any case without the written consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) if such issuance, offering, placement or arrangement would materially and adversely impair the closing of the Bridge Facility (it is understood that your and your subsidiaries’ and the Seller’s and its subsidiaries’ deferred purchase price obligations, commercial paper issuances, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings, and any debt with respect to which the liens on the assets to be acquired will be released on the Closing Date, will not be deemed to materially and adversely impair the closing of the Bridge Facility.

(d) It is understood and agreed that the commitments and undertakings of the Commitment Parties under this Commitment Letter are several and not joint in nature and no Commitment Party shall be responsible for the breach or non-performance by any other Commitment Party of its commitments or other undertakings hereunder.
2.[Reserved.]
3.Information.
You represent, warrant and covenant that (i) all projections that have been or are hereafter made available to the Commitment Parties by you or any of your representatives hereunder (or on your or their behalf)(the “Projections”) (to the best of your knowledge, in the case of Projections provided by the Seller) have been prepared in good faith based upon reasonable assumptions at the time such Projections have been or are hereafter furnished to the Commitment Parties (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material) and (ii) all and other customary written marketing material and presentations, including a customary confidential information memorandum (the “Information Memorandum”; such Projections, marketing materials and the Information Memorandum, collectively, the “Information Materials”, including such information, to the best of your knowledge, relating to the Seller’s business subject to the Acquisition), other than Projections, which has been or is hereafter made available to the Commitment Parties by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transactions does not, as of the date such Information Materials were or hereafter are furnished to the Commitment Parties, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto). You agree to furnish us with further and supplemental information from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence are correct in all material respects (without duplication of any materiality qualifications) on the Closing Date as if the Information and Projections were being furnished, and such representation, warranty and covenant were being made, on such date. In arranging and syndicating the Bridge Facility, the Lead Arrangers are and will be using and relying on the Information without independent verification thereof.
4.Conditions.

The respective commitments of the Commitment Parties hereunder to fund the Bridge Facility on the Closing Date and the respective agreements of the Lead Arrangers, to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto and (b) the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the funding of the Bridge Facility shall occur (such conditions referred to in the foregoing clauses (a) and (b), collectively, the “Funding Conditions”). It is understood and agreed that there are no other conditions (implied or otherwise) to the commitment to fund the Bridge Facility.
Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) such of the representations and warranties made by the Seller with respect to the business subject to the Acquisition and its subsidiaries in the Purchase Agreement, but only to the extent that the breach of such representations as are material to the interests of the Commitment Parties and only to the extent that you (or your affiliates) have (or has) the right to terminate your (and/or its) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (b) the Specified Representations (as defined below) in the Facility Documentation and (ii) the Facility Documentation will contain no conditions to the initial funding of the Bridge Facility other than the Funding Conditions and in any event shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the Funding Conditions are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrower (as defined in the Summary of Terms) set forth in the Facility Documentation relating to existence and good standing (or analogous status) of the Borrower in its jurisdiction of incorporation; corporate power and authority, due authorization, execution and delivery and enforceability in each case related to the entering into, borrowing under, and performance of the Facility Documentation; no conflicts with, or consents required under, the Borrower’s organizational documents related to the entering into, borrowing under, and performance of the Facility Documentation; Federal Reserve margin regulations; the use of the proceeds of the Bridge Facility not violating the Patriot Act, applicable sanctions and anti-corruption laws (including FCPA or OFAC); the Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); and accuracy of any information contained in any beneficial ownership certification. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
5.Expenses; Fees.

(a) By executing this Commitment Letter, you agree to reimburse the Commitment Parties and their respective affiliates from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including without limitation (i) the reasonable and documented fees, disbursements and other charges of counsel, but limited to (x) one counsel to each Commitment Party and (y) if required in the reasonable judgment of the Administrative Agent, one local counsel in each relevant material jurisdiction and one special counsel with respect to any regulatory matters, and (ii) due diligence expenses) incurred in connection with the Bridge Facility, the preparation of the definitive documentation therefor and the other Transactions contemplated hereby, in each case whether or not any of the foregoing are consummated. You acknowledge that the Commitment Parties or their respective affiliates may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with such Commitment Party or its affiliates including, without limitation, fees paid pursuant hereto.

(b) In connection with this Commitment Letter, you agree to pay certain fees to the Lead Arrangers, the Administrative Agent and the other Lenders in connection with the Bridge Facility as set forth in (i) that certain letter agreement dated the date hereof among Raymond James and you (the “Agent Fee Letter”), and (ii) that certain letter agreement dated the date hereof among the Commitment Parties and you (the “Joint Fee Letter”; together with the Agent Fee Letter, the “Fee Letters”).
6.Indemnification.

You agree to indemnify and hold harmless each Commitment Party, Lead Arranger and each of their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any claim, investigation, litigation, arbitration or administrative, judicial or regulatory action or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by or arising out of this Commitment Letter or any related transaction, or (b) the Bridge Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s gross negligence or willful misconduct or (B) a material breach by such Indemnified Party of its obligations under this Commitment Letter or (ii) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than any action or omission (X) involving alleged conduct by you or any of your affiliates or (Y) against an arranger or administrative agent in its capacity as such). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, a third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

7.Exculpation.

Without limiting the generality of the preceding Section 6, you also agree that no Commitment Party and no Lead Arranger nor any of its respective affiliates and its and its affiliates’ respective officers, directors, employees, agents, advisors and other representatives (each a “Related Arranger Party”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby or any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Related Arranger Party’s gross negligence or willful misconduct or (ii) a material breach by such Related Arranger Party of its obligations under this Commitment Letter; provided, that nothing in this paragraph shall relieve you of any obligations you may have to indemnify any Indemnified Party as provided in Section 6 above, against any special, indirect, consequential or punitive damages asserted against any such Indemnified Party by a third party. Notwithstanding any other provision of this Commitment Letter, (x) no Related Arranger Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from a Related Arranger Party’s gross negligence or intentional misconduct.

8.Confidentiality; Other Services.

(a) This Commitment Letter (including the Summary of Terms) and the Fee Letters and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transactions or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (i) this Commitment Letter and the Fee Letters to the Seller and its accountants, attorneys and other professional advisors in connection with their consideration of the Acquisition and the Transactions, provided that (A) any information relating to pricing or fees has been redacted in a manner reasonably acceptable to the relevant Commitment Party, and (B) each such person is advised of its obligation to retain such information as confidential, and (ii) this Commitment Letter (including the Summary of Terms) but not the Fee Letters (unless required by law (in which case you agree, to the extent permitted by law, to inform us promptly thereof)) after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

(b) Each Commitment Party shall use all confidential information provided to them by or on behalf of you hereunder (including with respect to the Seller and any other Person) solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (iv) to each Commitment Party and their respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, and are informed of the confidential nature of such information and instructed to keep such information confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties or their respective affiliates on a non-confidential basis from a source other than you or your subsidiaries, or (vii) to participants, assignees or potential counterparties to any swap or derivative transaction relating to the Company or any of its subsidiaries or any of their respective obligations under the Bridge Facility, in each case, who agree for the benefit of the Company to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). In addition, the Lead Arrangers may, after the closing of such facility, if it occurs, disclose the existence of the Bridge Facility and information about the Bridge Facility to market data collectors, similar service providers to the lending industry, and service providers to the Commitment Parties in connection with the administration of the Bridge Facility. This paragraph shall terminate on the second anniversary of the date hereof.

(c) You acknowledge that the Commitment Parties and their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of their other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Commitment Party is permitted to access, use and share, with any of their respective affiliates, agents, advisors or representatives, any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of their respective affiliates, subject to the preceding paragraph.

9.Arms-Length Transactions.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that (a) the Bridge Facility and any related arranging or other services described in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) each Commitment Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other person or entity; (c) no Commitment Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of such Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and neither any Commitment Party nor any of its respective affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (d) each Commitment Party and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and no Commitment Party nor any of their respective affiliates has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) no Commitment Party nor any of their respective affiliates has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party or any of its respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. The Company further acknowledges that the Commitment Parties or their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Company or other companies that may be involved in a competing transaction. The Company hereby agrees that the Commitment Parties may render their respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Company hereby waives any conflict of interest claims relating to the relationship between any Commitment Party and the Company and its affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by the Commitment Parties or any of their respective affiliates of any of their rights and duties under any credit or other agreement, on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

10.Counterparts.

This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter and the Fee Letters by electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Commitment Parties of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Commitment Parties are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Commitment Parties pursuant to procedures approved by them; provided, further, without limiting the foregoing, (a) to the extent the Commitment Parties have agreed to accept such Electronic Signature, the Commitment Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company without further verification and (b) upon the request of any Commitment Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Your obligations hereunder will survive any termination of this Commitment Letter.

11.Governing Law; Jurisdiction; Waiver of Jury Trial; Etc.

THIS COMMITMENT LETTER, THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER OR THE FEE LETTERS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK ; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have (or has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, and (c) the interpretation of the definition of “Material Adverse Effect” (as defined in the Purchase Agreement (as in effect on the date hereof), “Company Material Adverse Effect”) and whether a Company Material Adverse Effect has occurred, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the laws of any other state. Each of you and each of the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters and the Transactions. Each of the Commitment Parties and you hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letters shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Company or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Commitment Parties and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Commitment Parties and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
12.Patriot Act.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), such Commitment Party is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes their legal name, address, tax ID number and other information that will allow such Commitment Party to identify the Company and its subsidiaries in accordance with the Act. The Commitment Parties may require information regarding the Company and its subsidiaries and their respective members of management, such as legal name, address, social security number and date of birth.

13.Total Agreement; Assignability.

This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties and their respective affiliates and you and your affiliates with respect to the Bridge Facility, and supersede all prior agreements and understandings relating thereto. However, please note that the terms and conditions of the undertaking of commitments and undertakings of the Commitment Parties hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letters. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto, the Indemnified Parties and the Related Arranger Parties; provided, that Raymond James may, without notice to the Company, any Commitment

Party or any of their respective affiliates, assign its rights and obligations as a Lead Arranger under this Commitment Letter and the Fee Letters to any other affiliate of Raymond James to which all or substantially all of Raymond James’ or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
14.Survival.

The provisions of Sections 3, 5, 6, 7, 8, 9, 11 and 14(a) of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Bridge Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that upon execution of the definitive documentation for the Bridge Facility, your reimbursement and indemnification obligations hereunder and your and our confidentiality obligations hereunder (other than your confidentiality obligations related to the disclosure of this Commitment Letter and the Fee Letters), shall in each case, to the extent covered thereby, be superseded and deemed replaced by the corresponding provisions contained in the applicable definitive documentation for the Bridge Facility.
15.Acceptance; Expiration.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. (Eastern time) on June 9, 2023 unless you execute this Commitment Letter and the Fee Letters and return them to the Administrative Agent prior to that time (which may be by electronic mail or .pdf), whereupon this Commitment Letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder with respect to the Bridge Facility will expire on the earliest of (i) 5:00 p.m. (Eastern time) on September 7, 2023, unless the Closing Date occurs on or prior thereto, (ii) the closing of the Acquisition without the use of the Bridge Facility, (iii) the date on which the aggregate commitments in respect of the Bridge Facility have been permanently reduced to zero as a result of the mandatory commitment reduction provisions in Exhibit B to this Commitment Letter, and (iv) the date the Purchase Agreement terminates by its terms without the consummation of the Acquisition (such earliest date, the “Bridge Expiration Date”). Upon the occurrence of the Bridge Expiration Date, all of the respective commitments of the Commitment Parties hereunder in respect of the Bridge Facility and the respective agreement of the Commitment Parties to provide the services described herein with respect to the Bridge Facility shall automatically terminate. Upon the occurrence of the Bridge Expiration Date, this Commitment Letter shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of page intentionally left blank; signature pages follow]

Sincerely,

RAYMOND JAMES BANK

By:	/s/ Fern Lindsay
Name: Fern Lindsay
Title: SVP

Casella Waste Systems, Inc.
Commitment Letter Signature Page - Unsecured Bridge Facility

STIFEL BANK & TRUST

By:	/s/ John H. Phillips
Name: John H. Phillips
Title: Executive Vice President

STIFEL NICOLAUS & COMPANY
INCORPORATED

By:	/s/ Henry Lang
Name: Henry Lang
Title: Managing Director
Casella Waste Systems, Inc.
Commitment Letter Signature Page - Unsecured Bridge Facility

Agreed to and accepted as of the date first
above written:

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Edmond R. Coletta
Name: Edmond R. Coletta
Title: President and Chief Financial Officer

FINAL VERSION

EXHIBIT A
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
Casella Waste Systems, Inc., a Delaware corporation (“the “Company”), intends to directly or indirectly acquire substantially all of the assets used in the operation of Consolidated Waste, LLC and its relevant subsidiaries (“Seller” or “Target”) pursuant to a Purchase Agreement (the “Acquisition”).
In connection with the foregoing, it is intended that:
a.The Acquisition will be consummated pursuant to that certain Purchase Agreement (together with all exhibits, schedules and other disclosure letters thereto, collectively, and as otherwise modified or amended, the “Purchase Agreement”), dated as of June 9, 2023, by and among the Company, Seller and certain subsidiaries of the foregoing, pursuant to which a subsidiary of the Company will acquire the assets used in the operation of Seller and its subsidiaries.
b.The Company anticipates funding the purchase price for the Acquisition with (i) the unsecured bridge facility described in Exhibit B to the Commitment Letter (the “Bridge Facility”), and/or (ii) cash on hand, revolver borrowings, and/or equity proceeds.
c.The proceeds of the Bridge Facility or, together with any applicable proceeds of revolver borrowings, equity proceeds and/or any applicable portion of the cash on hand at the Company and its subsidiaries and/or the Seller and its subsidiaries, (i) will be applied to pay the consideration required to consummate the Acquisition and may be applied for any other purposes for which proceeds of loans under the Bridge Facility may be used, and (ii) will be applied to pay the fees and expenses incurred in connection with the Transactions (collectively, the “Transaction Uses”).
The transactions described above are collectively referred to herein as the “Transactions”.
A-1

FINAL VERSION
EXHIBIT B

Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions1

Borrower:	Casella Waste Systems, Inc. (the “Company”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:	Raymond James Bank
Joint Lead Arrangers:	Raymond James Bank and Stifel Nicolaus & Company Incorporated will act as joint lead arrangers (in such capacities, the “Lead Arrangers”).
Lenders:	Raymond James Bank (with a commitment of 52.5% of the Facility) and Stifel Bank (with a commitment of 47.5% of the Facility) (each a “Lender” and, collectively, the “Lenders”).
Bridge Facility:
The facility will be comprised of a senior unsecured 364-day bridge facility (the “Facility” or “Bridge Facility”) in an aggregate principal amount of up to $200 million (as such amount may be reduced as set forth in the section under the heading “Mandatory Commitment Reduction and Prepayment” below). The loans under the Facility are referred to as the “Loans”.

Availability:
Subject to the Limited Conditionality Provisions set forth in Exhibit C to the Commitment Letter, the Facility will be made available on the Closing Date substantially simultaneously with the consummation of the Acquisition.

Purpose:	The proceeds of the Facility, together with, at Company’s election, equity proceeds, revolver borrowings and/or cash on hand at the Company and its subsidiaries and/or at Target and its subsidiaries, will be used by the Company and its subsidiaries to fund the Transaction Uses.
Guarantors:
Subsidiaries of the Company that are guarantors under the Company’s unsecured industrial revenue bonds, which (as of the date hereof) are as set forth in Schedule I, will guarantee the Bridge Facility (mirror senior unsecured bonds) (collectively, the “Guarantors” and, together with the Company, the “Loan Parties”).

Collateral:	None.
Maturity:
The Facility will mature, and the outstanding amount thereof will be payable, on the date that is 364 days after the Closing Date (the “Maturity Date”). The Facility shall have no required amortization.

1All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Summary of Principal Terms and Conditions (“Summary of Terms”) is attached, including Exhibits A and C thereto.

Interest Rates:	The interest rates per annum applicable to the Facility will be the Benchmark Rate (as defined below) plus the Applicable Margin (as defined below), or, at the option of the Company, the Base Rate

“Applicable Margin” means the applicable percentage per annum as follows: (a) with respect to Term SOFR loans, (i) 5.25% from the Closing Date until the date that is 90 days after the Closing Date, (ii) 5.75% from the date that is 91 days after the Closing Date until the date that is 180 days after the Closing Date, (iii) 6.25% from the date that is 181 days after the Closing Date until the date that is 270 days after the Closing Date, and (iv) 6.75% thereafter, and (b) with respect to Base Rate loans, (i) 4.25% from the Closing Date until the date that is 90 days after the Closing Date, (ii) 4.75% from the date that is 91 days after the Closing Date until the date that is 180 days after the Closing Date, (iii) 5.25% from the date that is 181 days after the Closing Date until the date that is 270 days after the Closing Date, and (iv) 5.75% thereafter.

“Benchmark Rate” means Term SOFR (to be defined as the forward-looking Secured Overnight Financing Rate term rate published two U.S. government securities business days prior to the commencement of the applicable interest period plus the Term SOFR Adjustment); provided, that, in no event shall the Benchmark Rate be lower than 0.50%.

“Base Rate” means the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the WSJ prime rate and (c) the rate per annum equal to the Benchmark Rate with a term of one month plus 1.00% plus the Applicable Margin.

“Term SOFR Adjustment” means 0.10% (10.0 basis points).
Term SOFR loans shall be available for one month interest periods, subject to availability. Interest on Term SOFR loans shall be payable at the end of the selected interest period, but no less frequently than quarterly, and on the Maturity Date.
Interest on Base Rate loans shall be payable quarterly and on the Maturity Date.
The default rate for the Facility shall be 2% per annum above the rate otherwise applicable thereto.
Fees:	The fees set forth in the Fee Letter shall be due and payable on the dates and times set forth therein.
Mandatory Commitment Reduction and Prepayment:	On or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Facility Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the Loans shall be prepaid, without penalty or premium, in each case, dollar-for dollar, by the following 100% of the amount of any net proceeds received by the Company or any of its Subsidiaries from any sale or issuance after the date of the Commitment Letter of (a) equity securities, and (b) debt securities or any incurrence of new debt for borrowed money, other than Excluded Debt (as defined below).
For purposes hereof, “Net Proceeds” has the meaning set forth in clause (2) of the definition of “Net Cash Proceeds” in Casella’s Existing Credit Facilities.

For purposes hereof, “Excluded Debt” means (i) borrowings under the Facility, (ii) secured debt under the Existing Credit Facility in an amount not to exceed amounts outstanding on the date hereof, plus an up to $430 million incremental Term Loan A/ Delayed Draw Term Loan/secured bridge loan, (iii) any revolving facility borrowings including pursuant to Casella’s Existing Credit Facilities, (iv) industrial revenue bond obligations, deferred purchase price obligations, commercial paper issuances, borrowings for working capital purposes or ordinary course purchase money, factoring, receivables or equipment financing, capital leases or other capex financing, (v) intercompany indebtedness, loans, and advances among the Company and/or its subsidiaries, and (vi) any indebtedness incurred to refinance any indebtedness that has become due or has matured in accordance with its terms or scheduled to become due or mature within one year of the date of such refinancing.

Optional Prepayment:	Voluntary prepayments of borrowings under the Facility will be permitted at any time, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR loans other than on the last day of the relevant interest period, without premium or penalty.
Documentation:
The definitive financing documentation for the Facility (the “Facility Documentation”), including, without limitation, the representations and warranties, covenants and events of default contained therein, shall be substantially consistent with the Company’s Amended and Restated Credit Agreement dated as of December 22, 2021, by and among Bank of America, N.A., as administrative agent and lender, the lenders party thereto, the Company and its subsidiaries (as amended, supplemented, modified, and replaced prior to the date hereof, the “Existing Credit Facilities”) (but shall not include any financial covenants and shall contain a cross acceleration not a cross default). The phrase “substantially consistent with the Existing Credit Facilities” and words of similar import mean the same as the Existing Credit Facilities, with modifications (a) as are necessary to reflect the terms set forth in this Exhibit B (including the nature of the facilities to be evidenced thereby as bridge term loan), and (b) as otherwise mutually agreed between the Company and the Lead Arranger; provided that the Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions to financing described in the Summary of Terms are met (collectively, the “Facility Documentation Considerations”).

Conditions to Borrowing:
Subject to the Limited Conditionality Provisions, the availability of the borrowing under the Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice, (b) the accuracy of the Specified Representations, as defined in the Commitment Letter, in all material respects (without duplication of any materiality qualifications), (c) the accuracy of the Specified Purchase Agreement Representations, as defined in the Commitment Letter, and (d) the conditions set forth in Exhibit C to the Commitment Letter.

Representations and Warranties:	The Facility Documentation will include only those representations and warranties specifically provided for in the Conditions to Borrowing described above.
Affirmative and Negative Covenants:	The Facility Documentation will include covenants (but not financial covenants) substantially consistent with the Existing Credit Facilities after giving effect to the Facility Documentation Considerations. The Acquisition will be a Permitted Acquisition. The acquisition made pursuant to the Equity Purchase Agreement dated as of April 21, 2023 by and among GFL Environmental Inc., Casella Mid-Atlantic, LLC and the other parties thereto, shall be a Permitted Acquisition.
Financial Maintenance Covenants:	None.
Events of Default:	The Facility Documentation will include events of default substantially consistent with, and limited to those in, the Existing Credit Facilities after giving effect to the Facility Documentation Considerations. The Facility will be cross-accelerated (but not cross-defaulted) with the Existing Credit Facilities.
Cost and Yield Protection:	Substantially consistent with the Existing Credit Facilities after giving effect to the Facility Documentation Considerations.
Voting:	If there are one or two Lenders, all Lenders, and otherwise, greater than 50%.
Expenses and Indemnification:	Substantially consistent with the Existing Credit Facilities after giving effect to the Facility Documentation Considerations.
Governing Law:
New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof the Company has the right (taking into account any applicable cure provisions) to terminate its obligations under the Purchase Agreement or the right to decline to consummate the Acquisition, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, and (c) the interpretation of the definition of Material Adverse Effect and whether a Material Adverse Effect has occurred under the Purchase Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the laws of any other state.

EXHIBIT C
Summary of Additional Conditions
The initial borrowings under the Bridge Facility on the Closing Date shall be subject to the following conditions (subject in all respects to the Limited Conditionality Provisions, as defined below):

1. The Acquisition shall have been consummated, or, substantially simultaneously with the borrowings of the Loan, shall be consummated in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any waiver or modification thereof that is materially adverse to the interests of the Commitment Parties (in their capacities as such), without the written consent of each of the Commitment Parties (it being understood and agreed that (i) any increase in the aggregate purchase price consideration to be paid under the Purchase Agreement will be deemed to not be materially adverse to the interests of the Commitment Parties, and will not require the prior written consent of the Commitment Parties, to the extent that (x) any such increase is not in excess of 10% or (y) any such increase in excess of 10% is funded solely with cash on hand, revolver borrowings or the cash proceeds of sales of common equity of the Company, (ii) any reduction in the aggregate purchase price consideration to be paid under the Purchase Agreement will be deemed to not be materially adverse to the interests of the Commitment Parties, and will not require the prior written consent of the Commitment Parties to the extent that (x) any such reduction is not in excess of 10% or (y) any such reduction in excess of 10% shall have been (and is hereby) allocated to reduce the commitments under the Facility, (iii) any change to the definitions of Material Adverse Effect (as defined in the Purchase Agreement (as in effect on the date hereof)), or a change to Sections 11.7, 11.13 or 11.19 of the Purchase Agreement, shall, in each case, be deemed to be material and adverse to the Commitment Parties, and (iv) a waiver by the Company of any condition that a representation or warranty be true and correct in any respect as of the Closing Date (except for any such waiver with respect to (x) any representation or warranty that is qualified by Material Adverse Effect or as to the absence of any Material Adverse Effect, or (y) the Fundamental Reps (as defined in the Purchase Agreement as in effect on the date hereof) shall not be deemed material and adverse). Any consent right provided to the Company or any of its affiliates in the Purchase Agreement that would have the effect of waiving a Material Adverse Effect, including, without limitation, such rights set forth in clause (vii) of the definition of “Material Adverse Effect” (as defined on the date of the Commitment Letter), shall be subject to the prior written consent of the Commitment Parties, not to be unreasonably withheld, delayed or conditioned..

2. Since December 31, 2022, there has not occurred any Material Adverse Effect that is continuing.

3. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Company and its consolidated subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date together with the consolidated balance sheet and related statements of operations and cash flows for the corresponding portion of the previous year (subject, in the case of this clause (b), to normal year-end adjustments and the absence of footnotes); provided, that the Lead Arrangers acknowledge the receipt of the financial statements set forth above.
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4. The Lead Arrangers shall have received (or shall have been given data access to review) an unaudited pro forma consolidated model of the Company and its consolidated subsidiaries (giving pro forma effect to the Transactions) as of and for the twelve-month period ending with the latest quarterly period of the Company covered by the latest financials of Company required to be delivered pursuant to clause 3 above. The Lead Arrangers acknowledge receipt of (or data access to) the requisite pro forma consolidated model.

5. The Lead Arrangers shall have received all documentation at least three business days prior to the Closing Date and other information about the Company that shall have been reasonably requested by a Commitment Party in writing at least 10 business days prior to the Closing Date and that such Commitment Party reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and beneficial ownership regulations.

6. (a) The execution and delivery by the Company and its subsidiaries of the Facility Documentation which shall be in accordance with the terms of the Commitment Letter and the Summary of Terms and subject to the Limited Conditionality Provisions and the Facility Documentation Considerations, and (b) delivery to the Commitment Parties of customary legal opinions, customary corporate (or other organizational) resolutions from the Loan Parties, customary secretary’s certificates from the Loan Parties appending such resolutions, bylaws (or equivalents), charter documents (certified as of recent date by the applicable governmental authority in the jurisdiction of incorporation or organization of each Loan Party), a good standing certificate of recent date by the applicable governmental authority in the jurisdiction of incorporation or organization of each Loan Party and an incumbency certificate and a solvency certificate, as of the Closing Date, after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit C, of the Company’s chief financial officer.

7. All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by Company), shall, upon the initial borrowings under the Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facility).
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ANNEX I

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Dated: [_____], 2023

Reference is made to that certain Credit Agreement dated as of [_____], 2023, by and among Casella Waste Systems, Inc., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders providing the Unsecured Bridge Facility referenced therein (the “Unsecured Bridge Loan Lenders”), and Raymond James Bank, as Administrative Agent (in such capacity the “Administrative Agent”) for the Lenders party thereto (the “Credit Agreement”). All capitalized terms used herein which are not otherwise defined hereunder, shall have the meanings provided in the Credit Agreement (as defined therein), as applicable.

The undersigned Responsible Officer of the Company is generally familiar with the properties, businesses, assets and liabilities of the Company and its Subsidiaries and is duly authorized to execute this Solvency Certificate (this “Certificate”) on behalf of the Company and its Subsidiaries (and hereby does so in such capacity and not in such Person’s individual capacity).

The undersigned has made such investigation and inquiries as to the financial condition of the Company and its Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Unsecured Bridge Loan Lenders are relying on the truth and accuracy of this Certificate in connection with the making of the Unsecured Bridge Loans (as defined below) and the other transactions contemplated under the Joinder Agreement.

The undersigned certifies as of the date hereof that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies as of the date hereof that, immediately after giving effect to (a) the Unsecured Bridge Loans to be made or extended on the date hereof (the “Unsecured Bridge Loans”), (b) the disbursement of the proceeds of such Unsecured Bridge Loans pursuant to the instructions of the Company, (c) the consummation of the Acquisition, and (d) the payment and accrual of all transaction costs payable by the Borrowers in connection with the foregoing:

(a) The present fair salable value of the assets of the Company, together with its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities of the Company and its Subsidiaries on a consolidated basis on their existing debts as they become absolute and matured.

(b) The Company, together with its Subsidiaries on a consolidated basis, has not incurred debts or liabilities, and does not have the present intent to incur debts or liabilities, beyond their ability to pay such debts and liabilities as they mature.

[Remainder of page intentionally left blank; signature page follows]
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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date first above written.

CASELLA WASTE SYSTEMS, INC.

By: _______________________________
Name: Edmond R. Coletta
Title: President and Chief Financial Officer

SCHEDULE I
Subsidiary Guarantors

	Entity Name	Jurisdiction of Incorporation / Organization	Principal Place of Business
1)	171 Church Street, LLC	VT	171 Church Street
Pownal, VT 05261
2)	All Cycle Waste, Inc.	VT	220 Avenue B
Williston, VT 05495
3)	Blow Bros.	ME	One Vallee Lane
Old Orchard Beach,
ME 04064
4)	Bristol Waste	VT	2 Burpee Road
	Management, Inc.		Bristol, VT 05443
5)	Brattleboro Salvage Company, LLC	VT	25 Greens Hill Lane, Rutland, Vermont 05701
6)	C.V. Landfill, Inc.	VT	418 US Route 2
East Montpelier, VT 05601
7)	Casella Major Account	VT	50 Belden Road
	Services LLC		Rutland, VT 05701
8)	Casella Mid-Atlantic, LLC	DE	25 Greens Hill Lane, Rutland, Vermont 05701
9)	Casella of Holyoke, Inc.	MA	700 Main Street
Holyoke, MA 01040
10)	Casella Recycling, LLC	ME	14/24 Bunkerhill
Industrial Park
Charlestown, MA 02129
11)	Casella Transportation, Inc.*	VT	21 Landfill Lane
Coventry, VT 05825
12)	Casella Waste Management	MA	15 Hardscrabble Road
	of Massachusetts, Inc.		Auburn, MA 01501
13)	Casella Waste Management of	NY	58 Clifton Country
	of N.Y., Inc.*		Road, Suite 200
Clifton Park, NY 12065
14)	Casella Waste Management	PA	19 Ness Lane
	of Pennsylvania, Inc.		Kane, PA 16735
15)	Casella Waste	VT	25 Greens Hill Lane
	Management, Inc.		Rutland, VT 05701
16)	Casella Waste Services	NY	1879 Routes 5 & 20
	of Ontario LLC		Stanley, NY 14561
17)	Chemung Landfill LLC	NY	1488 County Road 60, Lowman, NY 14901
18)	Forest Acquisitions, Inc.*	NH	581 Trudeau Road
Bethlehem, NH 03574
19)	GroundCo LLC	NY	1879 Routes 5 & 20
Stanley, NY 14561
20)	Hakes C&D Disposal, Inc.	NY	4376 Manning Ridge Rd.
Painted Post, NY 14870
21)	Hardwick Landfill, Inc.	MA	1270 Patrill Hollow Rd.
Ware, MA 01037

	Entity Name	Jurisdiction of Incorporation / Organization	Principal Place of Business
22)	Hiram Hollow Regeneration Corp.	NY	100 Washburn Rd.
Ganesvoort, NY 12831
23)	KTI Environmental Group, Inc.	NJ	110 Main Street,
Suite 1308
Saco, ME 04072
24)	KTI Specialty Waste Services, Inc.	ME	110 Main Street,
Suite 1308
Saco, ME 04072
25)	KTI, Inc.	NJ	25 Greens Hill Lane
Rutland, VT 05701
26)	New England Waste Services of ME, Inc.	ME	358 Emerson Mill Rd.
Hampden, ME 04444
27)	New England Waste Services of N.Y., Inc.	NY	286 Sand Road
Morrisonville, NY 12962
28)	New England Waste Services of Vermont, Inc.	VT	21 Landfill Lane
Coventry, VT 05825
29)	New England Waste Services, Inc.	VT	4 Chennell Drive,
Suite 200
Concord, NH 03301
30)	Newbury Waste Management, Inc.	VT	Landfill Area Off Rt 302
Newbury, VT 05051
31)	NEWSME Landfill Operations LLC	ME	2828 Bennoch Rd.
Old Town, ME04468
32)	NEWS of Worcester LLC	MA	30 Nippnapp Trail
Worcester, MA 01607
33)	North Country Environmental Services, Inc.	VA	581 Trudeau Rd.
Bethlehem, NH 03574
34)	North Rd., LLC	VT	639 North Road, Shaftsbury, VT 05262
35)	Northern Properties Corporation of Plattsburgh	NY	67 Carbide Rd.
Plattsburgh, NY 12901
36)	Oxford Transfer Station, LLC	DE	200 Leicester Street
Oxford, MA 01537
37)	Pine Tree Waste, Inc.	ME	31 Freedom Park
Hermon, ME 04401
38)	Schultz Landfill, Inc.	NY	777 Indian Rd.
Cheektowaga, NY 14225
39)	Southbridge Recycling & Disposal Park, Inc.	MA	380 Barefoot Rd.
Southbridge, MA 01550
40)	Sunderland Waste Management, Inc.	VT	Lower River Rd.
Sunderland, VT 05250
41)	TAM, Inc.	VT	639 North Road, Shaftsbury, VT 05262
42)	TAM Organics, LLC	VT	639 North Road, Shaftsbury, VT 05262
43)	TAM Recycling, LLC	VT	639 North Road, Shaftsbury, VT 05262
44)	The Hyland Facility Associates	NY	6653 Herdman Rd.
Angelica, NY 14709
45)	Tompkins County Recycling LLC	DE	160 Commercial Avenue
Ithaca, NY 14850

	Entity Name	Jurisdiction of Incorporation / Organization	Principal Place of Business
46)	Waste-Stream Inc.	NY	472 W. Parishville Rd.
Parishville, NY 13676
47)	Willimantic Waste Paper Co., Inc.	CT	121 Chronicle Road, Willimantic, CT, 06226